As filed with the Securities and Exchange Commission on March 31, 2006

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MEDAIRE, INC.
(Exact name of registrant as specified in its charter)

NEVADA	86-0528631
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
80 E. Rio Salado Parkway, Suite 310
Tempe, Arizona 85281
(Address of Principal Executive Offices, including zip code)
AMENDED AND RESTATED 1998 KEY EMPLOYEE STOCK OPTION PLAN
(Full title of the plans)
Michelle Hanson
Chief Financial Officer
MedAire, Inc.
80 Rio Salado Parkway, Suite 310
Tempe, Arizona 85281
Telephone: (480) 333-3700
(Name, address, and telephone number, including area code, of agent for service)
Calculation of Registration Fee

Proposed
		maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered (1)	per share (2)	price	registration fee
Common Stock, $.001 par value share:	8,618,037 (3)	_$0.37	$3,188,673.69	$341.18

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock for March 27, 2006 (the most recent date shares of MedAire, Inc. traded) as listed on the Australian Stock Exchange. The average high and low prices of MedAire’s Common Stock on March 27, 2006, Australian Dollars 0.52, has been converted to US Dollars using the interbank exchange rate on March 27, 2006.

(3)	The Amended and Restated 1998 Key Employee Stock Option Plan (the “Plan”) permits the Company to grant options in an aggregate amount of 15% of the Company’s issued and outstanding Common Stock at any time, subject to certain caps set forth in the Plan. This registration statement registers 15% of the shares of Common Stock outstanding as of December 31, 2005. If additional shares are issued, the Company may register additional shares under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
     *The documents containing the information specified in Part I of Form S-8 will be sent or given to employees of the Registrant as specified in Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation Of Documents By Reference.
     The following documents which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference herein and shall be deemed to be a part hereof:
(a)	Amendment No. 4 to the Registrant’s effective Registration Statement on Form 10, filed with the Commission on March 20, 2006 (Registration No. 000-51555) (the “Form 10”);

(b)	the Registrant’s Current Reports on Form 8-K filed with the Commission on December 5, 16, 21 and 23, 2005, January 5, 23, 2006, February 1, 2006 and March 3, 7, and 10, 2006;

(c)	the description of the Registrant’s Common Stock contained in the Form 10, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
Nevada Corporate Law
     Nevada corporate law provides us with the statutory authority to indemnify our officers and directors. The applicable provisions of Nevada corporate law state that, to the extent such person is successful on the merits or otherwise, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened, pending or completed action by or in the right of the corporation, a corporation also may indemnify any person in connection with that action’s defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper.
     Under the applicable provisions of Nevada corporate law, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:
     (1) by the shareholders;
     (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
     (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
     (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.
Articles of Incorporation
     Our articles of incorporation provide for indemnification to the full extent permitted by the laws of the State of Nevada against and with respect to threatened, pending or completed actions, suits or proceedings against any person by reason of the fact that he is or was a director or officer of MedAire or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which he has served in any capacity at the request of MedAire.
By-laws
     In addition, our by-laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     With respect to actions, suits or proceedings by or in the right of the Company, our by-laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that that person is or was our director, officer, employee or agent or is or was our director, officer, employee or agent serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred by that person in connection with the defense or settlement of the action or suit if that person acted in good faith and in a manner that person reasonably believed to be in or not opposed to our best interests; except that no indemnification shall be made in respect of any claim, issue or matter as to which that person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals there from to be liable to us or for amounts paid in settlement to us unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.
     We shall only make an indemnification as described above (unless ordered by a court or advanced as described below) as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.
     Expenses incurred by our director, officer, employee, or agent in defending a civil or criminal action, suitor proceeding shall be paid by us as they are incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount if it shall be ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.
     The indemnification and advancement of expenses described in this section are not exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in such person’s official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court or for advancement of expenses, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
     We are authorized by our by-laws to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and liability and expenses incurred by him or her in any such capacity, or arising out of his status as such.

Individual Indemnity Agreements
     Each of our directors and executive officers has entered into an indemnity agreement with us that provides certain rights to indemnification to such persons and is not exclusive of any other rights provided bylaw or our articles of incorporation or by-laws. Each indemnity agreement provides that we will indemnify the director or executive officer against expenses, judgments, fines, penalties and amounts paid in settlement incurred in connection with any threatened, pending or completed action, suit or proceeding, including in connection with the investigation, defense or appeal of such a proceeding, whether civil, criminal, administrative, or investigative to which such person is a party or threatened to be made a party by virtue of the fact that he or she is or was our executive officer, director, employee, or agent, or is or was serving or at any time serves at our request as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (in each case an “Indemnitee”), unless a final decision by a court of competent jurisdiction, after exhaustion of all appeals therefrom, establishes that Indemnitee’s actions or omissions involved intentional misconduct, fraud, or a knowing violation of law and was material to the action.
     The expenses (including attorneys’ fees) incurred by our Indemnitee in investigating, defending or appealing any threatened, pending or completed action, suit or proceeding covered by the indemnity agreement shall be paid in advance by the Company. If it is finally determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that the Indemnitee is not entitled to be indemnified by the Company under the indemnity agreement or otherwise, the Indemnitee shall repay to the Company all advanced expenses.
     The Company is not required by the indemnity agreement to indemnify the director or executive officer:
•	except to the extent the aggregate losses to be indemnified exceed any amount received by the Indemnitee from any insurance policy maintained by the Company;

•	in respect of remuneration paid to the Indemnitee if it is determined by a final judgment that the remuneration was in violation of law;

•	on account of any suit in which final judgment is rendered against the Indemnitee or an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to Section 16(b) of the Exchange Act;

•	if a court of competent jurisdiction, after exhaustion of all appeals therefrom, determines by final judgment that indemnification is not lawful in a given situation;

•	in respect of proceedings initiated by the Indemnitee and not by way of defense;

•	in respect of any proceedings instituted by the Indemnitee to enforce or interpret the indemnity agreement, if a court of competent jurisdiction determines that the material assertions made by Indemnitee were not made in good faith or were frivolous;

•	for any amounts paid in settlement of a proceeding effected without the Company’s written consent; or

•	for indemnification in proceedings or claims involving the enforcement of non-competition, non-disclosure or employment or similar agreements with the Company or any subsidiary or affiliate of the Company.
     The indemnity agreement requires the director or executive officer to notify the Company within forty-five days of his or her receipt of notice of a claim that may be the subject of an indemnification claim. The Company has the right to participate in any such action at its own expense.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit	Description
5.1	Opinion of Osborn Maledon, P.A.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Osborn Maledon, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereof).
99.1	Amended and Restated 1999 Key Employee Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10, filed with the Commission on October 3, 2005).
Item 9. Undertakings.
1.	The undersigned registrant hereby undertakes:
a.	to file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this Registration Statement:
(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(3)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(a)(1) and 1(a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to

Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
b.	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

c.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.	The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on March 31, 2006.

MEDAIRE, INC.
By:	/s/ James Allen Williams
James Allen Williams
Chief Executive Officer

     Power of Attorney: Each individual whose signature appears below hereby constitutes and appoints James Williams as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the SEC, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Allen Williams	Chief Executive Officer and Director	March 31, 2006
James Allen Williams	(Principal Executive Officer)

/s/ Rachael A. Bertrandt	Corporate Controller & Acting Chief Financial Officer	March 31, 2006
Rachael A. Bertrandt	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joan Sullivan Garrett	Chairman and Director	March 31, 2006
Joan Sullivan Garrett

/s/ Terry Giles	Director	March 31, 2006
Terry Giles

/s/ Dr. Roy Herberger	Director	March 31, 2006
Dr. Roy Herberger

/s/ Gregory J. Bell	Director	March 31, 2006
Gregory J. Bell

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Osborn Maledon, P.A.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Osborn Maledon, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereof).

99.1	Amended and Restated 1998 Key Employee Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form 10, filed with the Commission on October 3, 2005).